EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT	or	Investor Relations Counsel
Mitchell Binder		Lena Cati, 212-836-9611
President & Chief Executive Officer		Linda Latman, 212-836-9609
631-435-8300		The Equity Group Inc.

ORBIT INTERNATIONAL CORP. REPORTS 2012 FIRST QUARTER RESULTS

2012 Operating Performance Expected to Equal or Slightly Exceed 2011

$26.2 Million Backlog as of April 30, 2012 Inclusive of Recent Serial Data Converter Order

Hauppauge, New York, May 10, 2012 - Orbit International Corp. (NASDAQ:ORBT) today announced results for the first quarter ended March 31, 2012.  The Company noted that profitability for the first quarter was adversely affected by a non-recurring charge in connection with provisions of the employment contract of a departing senior officer.

First Quarter 2012 vs. First Quarter 2011
•	Net sales decreased to $6,162,000 compared to $6,812,000;
•	Gross margin was 38.7% compared to 43.0%;
•
Net loss was $1,375,000 ($0.30 loss per share) compared to net income of $524,000 ($0.11 income per diluted share).  The net loss for the 2012 first quarter included a non-recurring charge of $1,194,000 in connection with employment contract provisions of a departing senior officer.  Excluding this charge, the net loss for the current first quarter was $181,000 ($0.04 loss per share); and,

•
Earnings before interest, taxes, depreciation and amortization, and stock based compensation (EBITDA, as adjusted) was a loss of $1,193,000 ($0.26 loss per share) compared to earnings of $702,000 ($0.15 per diluted share). The current year’s amount includes the non-recurring charge of $1,194,000.

Large and Increasing Backlog
•	Backlog at March 31, 2012 increased by 37% to $21.2 million as compared to $15.5 million at December 31, 2011 and was equal to the backlog reported at March 31, 2011.
•
Backlog at April 30, 2012 further increased to $21.5 million due to the approximately $1.1 million funded task order for the MK 110 Serial Data Converter (SDC).  Inclusive of the entire $5.8 million SDC base contract order, backlog at April 30, 2012 was $26.2 million, an increase of 69% from year-end.

Commenting on first quarter results, Mitchell Binder, President & Chief Executive Officer, stated, “As expected, our first quarter 2012 net sales were down from the prior year due to customer designated delivery schedules, especially for our Electronics Group.  Also, due to the operating leverage in our business, the 10% decrease in net sales had a more pronounced adverse effect on our profitability.  In addition, the quarter was adversely affected by a lower gross margin at our Orbit Instrument Division due to product mix, and higher selling, general and administrative costs associated with an increase in sales and engineering personnel.”

Mr. Binder continued, “Furthermore, there was a reduction in sales of approximately $957,000 at our ICS subsidiary resulting in a $337,000 loss for the quarter.  As previously reported, the reduction in sales was due to a MK 119 follow-on order that was not received for 2012 shipping.  Of note, net sales from the MK 119 were included in our 2011 first quarter results and during that period ICS broke even.  With the MK 110 SDC order now in hand, ICS’s operating performance for the remainder of 2012 should improve from its current first quarter results due to shipments of the SDC and MK 437 orders.”

Mr. Binder added, “As expected, our quarterly operating performance for 2012 is going to be uneven and we believe first quarter results are not indicative of the year as a whole.  Based on our delivery schedules, we expect second quarter net sales to increase from the first quarter, followed by even stronger sales in the second half of 2012.  As our net sales increase, the operating leverage inherent in our business should once again produce a greater improvement in income.  Overall, we expect 2012 net sales and profitability (excluding the one-time charge) to be equal to or slightly better than 2011.  While we anticipate growth coming from our TDL and ICS subsidiaries, we expect the Orbit Instrument Division and Power Group to approximately equal their improved performances of 2011.”

Mr. Binder further added, “Overall, our business remains strong.  Bookings for the first quarter, from both our Power and Electronics Groups, were approximately $11.7 million and our backlog at the end of the quarter was approximately $21.2 million.  Inclusive of the entire $5.8 million SDC base contract, our backlog at April 30, 2012 increased by 69% from year-end and is at its highest level in many years.  In addition, orders of significant magnitude for new and repeat programs are expected throughout 2012, although timing is always an uncertainty, which positions us for growth in the coming years.”

Mr. Binder concluded, “Additionally, we continue our pursuit of strategic accretive acquisitions and we are developing a pipeline of companies for consideration.”

David Goldman, Chief Financial Officer, noted, “Our financial condition remains strong.  At March 31, 2012, total current assets were $20.3 million versus total current liabilities of $4.2 million for a 4.8 to 1 current ratio.  Cash, cash equivalents, restricted cash and marketable securities as of March 31, 2012, aggregated approximately $1.4 million. Our inventory levels at March 31, 2012 increased to over $14 million to meet our delivery schedules over the remaining quarters of 2012.  To offset federal and state taxes resulting from profits, we have approximately $9 million and $7 million in available federal and state net operating loss carryforwards, respectively, which should enhance future cash flow.  Our tangible book value at March 31, 2012 was $3.47 as compared to $3.76 at December 31, 2011.  The Company was in compliance with its financial covenants as of March 31, 2012 and our primary lender is working toward extending the expiration date of our credit line until June 1, 2013.  We had no borrowings under the line of credit as of March 31, 2012.”

Conference Call
The Company will hold a conference call for investors today, May 10, 2012, at 11:00 a.m. ET.  Interested parties may participate in the call by dialing (201) 493-6744; please call in 10 minutes before the conference call is scheduled to begin and ask for the Orbit International conference call.  After opening remarks, there will be a question and answer period.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.orbitintl.com and click on the Investor Relations section.  Please go to the website at least 15 minutes early to register, and download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Orbit’s website.  We suggest listeners use Microsoft Explorer as their browser.

Orbit International Corp. is involved in the manufacture of customized electronic components and subsystems for military and nonmilitary government applications through its production facilities in Hauppauge, New York, and Quakertown, Pennsylvania; and designs and manufactures combat systems and gun weapons systems, provides system integration and integrated logistics support and documentation control at its facilities in Louisville, Kentucky.  Its Behlman Electronics, Inc. subsidiary manufactures and sells high quality commercial power units, AC power sources, frequency converters, uninterruptible power supplies and associated analytical equipment.  The Behlman military division designs, manufactures and sells power units and electronic products for measurement and display.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company including, statements regarding our expectations of Orbit’s operating plans, deliveries under contracts and strategies generally; statements regarding our expectations of the performance of our business; expectations regarding costs and revenues, future operating results, additional orders, future business opportunities and continued growth, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although Orbit believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond Orbit International's ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact Orbit International and the statements contained in this news release can be found in Orbit's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K, annual reports on Form 10-K and its other periodic reports.  For forward-looking statements in this news release, Orbit claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Orbit assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

(See Accompanying Tables)

Orbit International Corp.
Consolidated Statements of Operations
 (in thousands, except per share data)

	Three Months Ended March 31, (unaudited)
	2012	2011

Net sales	$6,162	$6,812

Cost of sales	3,775	3,885

Gross profit	2,387	2,927

Selling general and administrative expenses	2,597	2,368
Costs related to non-renewal of chief operating officer contract	1,194	-
Interest expense	34	53

Investment and other (income)	(93)	(34)

Net (loss) income before taxes	(1,345)	540

Income taxes	30	16

Net (loss) income	$(1,375)	$524

Basic (loss) earnings per share	$(0.30)	$0.11

Diluted (loss) earnings per share	$(0.30)	$0.11

Weighted average number of shares outstanding:
Basic	4,646	4,638
Diluted	4,646	4,662

Orbit International Corp.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2012	2011

EBITDA Reconciliation (as adjusted)
Net (loss) income	$(1,375)	$524
Interest expense	34	53
Income tax expense	30	16
Depreciation and amortization	66	69
Stock based compensation	52	40
EBITDA (1)	$(1,193)	$702

Adjusted EBITDA Per Basic and Diluted Share Reconciliation
Net (loss) income	$(0.30)	$0.11
Interest expense	0.01	0.01
Income tax expense	0.01	0.00
Depreciation and amortization	0.01	0.02
Stock based compensation	0.01	0.01
EBITDA per basic and diluted share (1)	$(0.26)	$0.15

(1)
The EBITDA tables (as adjusted) presented are not determined in accordance with accounting principles generally accepted in the United States of America.  Management uses adjusted EBITDA to evaluate the operating performance of its business.  It is also used, at times, by some investors, securities analysts and others to evaluate companies and make informed business decisions.  EBITDA is also a useful indicator of the income generated to service debt.  EBITDA (as adjusted) is not a complete measure of an entity's profitability because it does not include costs and expenses for interest, depreciation and amortization, income taxes and stock based compensation. Adjusted EBITDA as presented herein may not be comparable to similarly named measures reported by other companies.

	Three Months Ended March 31,
Reconciliation of EBITDA, as adjusted, to cash flows used in operating activities (1)	2012	2011

EBITDA (as adjusted)	$(1,193)	$702
Interest expense	(34)	(53)
Income tax expense	(30)	(16)
Bond amortization	1	-
(Gain) loss on sale of marketable securities	-	(5)
Deferred income	-	(22)
Net change in operating assets and liabilities	718	(2,102)
Cash flows used in operating activities	$(538)	$(1,496)

Orbit International Corp.
Consolidated Balance Sheets

	March 31, 2012 (unaudited)	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$450,000	$1,709,000
Restricted cash	672,000	671,000
Investments in marketable securities	256,000	228,000
Accounts receivable, less allowance for doubtful accounts	3,686,000	4,941,000
Inventories	14,041,000	12,550,000
Income tax receivable	8,000	-
Deferred tax asset	942,000	527,000
Other current assets	219,000	250,000

Total current assets	20,274,000	20,876,000

Property and equipment, net	1,095,000	1,014,000
Goodwill	1,688,000	1,688,000
Deferred tax asset	1,309,000	1,734,000
Other assets	97,000	99,000

Total assets	$24,463,000	$25,411,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term debt	$964,000	$931,000
Accounts payable	1,353,000	804,000
Liability associated with non-renewal of senior officers’ contracts	756,000	623,000
Accrued expenses	1,104,000	1,435,000
Income tax payable	-	30,000
Customer advances	26,000	15,000

Total current liabilities	4,203,000	3,838,000

Liability associated with non-renewal of senior officers’ contracts, net of current portion	597,000	-
Long-term debt, net of current portion	1,895,000	2,095,000

Total liabilities	6,695,000	5,933,000

Stockholders’ Equity
Common stock	510,000	510,000
Additional paid-in capital	22,567,000	22,515,000
Treasury stock	(1,317,000)	(915,000)
Accumulated other comprehensive loss	(3,000)	(18,000)
Accumulated deficit	(3,989,000)	(2,614,000)

Stockholders’ equity	17,768,000	19,478,000

Total liabilities and stockholders’ equity	$24,463,000	$25,411,000